News Release
FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Checkpoint Systems, Inc.
Ray Andrews
Senior Vice President and Chief Financial Officer
(856) 848-1800

INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

CHECKPOINT SYSTEMS, INC. ANNOUNCES FIRST
QUARTER 2008 RESULTS

- Company Reports 22.4% Increase in Revenue -

Thorofare, New Jersey, May 7, 2008 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 30, 2008.

For the first quarter of 2008, revenue was $209.6 million, an increase of 22.4%, compared to revenue of $171.2 million in the first quarter of 2007.  Foreign currency had a positive impact on revenue of 8.7%, and revenue from the Alpha, SIDEP and Asialco businesses, which were acquired during the fourth quarter of 2007, accounted for approximately 9.2% of the overall sales growth in the quarter.  Net earnings for the first quarter were $4.8 million, or $0.12 per diluted share, compared to net earnings of $5.0 million, or $0.12 per diluted share, in the first quarter of 2007.

Included in net earnings for the first quarter of 2008 are after-tax charges of $0.8 million, or $0.02 per diluted share, related to a deferred compensation expense adjustment from prior periods and $0.7 million, or $0.02 per diluted share, related to restructuring activities.  In 2007, net earnings for the first quarter included a charge of $0.3 million, or $0.01 per diluted share, related to the Company’s restructuring activities.

“Checkpoint’s first quarter results represent a good start to the year,” said Rob van der Merwe, President and Chief Executive Officer of Checkpoint. “The first quarter, typically slow from a seasonal perspective for both Checkpoint and the businesses we’ve acquired, saw organic growth and good contributions from recent acquisitions across our most significant geographies.  We continued to build our reputation in the marketplace as a leading provider of shrink management solutions and services, while at the same time maintaining our focus on controlling our operating expenses.”

Mr. van der Merwe continued, “First quarter revenue growth on a constant dollar basis was primarily driven by our acquisitions of the Alpha S3 product portfolio, SIDEP and Asialco, as well as a 34% increase in sales in our U.S. CCTV systems integration business and a 36% increase in our CheckNet® service bureau business in the U.S. Excluding acquisitions, EAS hardware sales increased 7% overall.”

“We made progress against our plans to grow our business through technological leadership,” continued Mr. van der Merwe.  “During the quarter, Checkpoint debuted Evolve™, our new, state-of-the-art shrink management platform.  Evolve is our next-generation suite of RF and RFID enabled products that enables retailers to take shrink management to the next level through a combination of enhanced system performance and reliability and reduced cost of ownership.  With a compelling value proposition and state-of-the-art technology, this new solution enables Checkpoint to sell products to a wider array of new customers, and also generates new opportunities for increased sales to existing customers.”

Financial highlights for the first quarter ended March 30, 2008:

•
Revenue for the first quarter of 2008 was $209.6 million, compared to revenue of $171.2 million in the first quarter of the prior year.  Foreign exchange had a positive impact on revenue of $14.8 million, or 8.7%, in the first quarter 2008, as compared to the first quarter 2007.

•	Gross profit was $86.5 million, or 41.3% of revenue, compared to $70.3 million, or 41.1% of revenue, in the first quarter of 2007.

•
Selling, general, and administrative expenses (SG&A) for the current year period were $73.9 million, compared with $59.8 million a year ago. As a percentage of revenue, SG&A was 35.2% in the first quarter of 2008, versus 34.9% in the first quarter of 2007.  For the first quarter of 2008, SG&A expense includes a charge of $1.4 million related to a deferred compensation expense adjustment from a prior period, and $1.6 million higher bad debt provision compared to the first quarter of 2007 primarily due to a general increase in the age of accounts receivable, primarily attributable to customers outside the U.S. and a provision established for a distributor in Iran. SG&A for the first quarter of 2008 also included $0.6 million in incremental costs associated with the launch of the Evolve shrink management platform.

•	Research and development expenses for the first quarter of 2008 totaled $5.2 million, or 2.5% of revenue, compared with $4.0 million, or 2.3% of revenue, in the first quarter of 2007.

•
GAAP operating income in the first quarter of 2008 was $6.4 million, compared to $6.2 million in the prior year period.  Excluding charges related to the deferred compensation expense adjustment from a prior period and restructuring expense, operating income in the first quarter of 2008 was $8.7 million, or 4.2% of revenue. Excluding restructuring expense, operating income in the first quarter of 2007 was $6.5 million, or 3.8% of revenue. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”.)

•
   Non-operating expense for the first quarter of 2008 totaled $1.8 million, and includes interest income of $0.6 million, interest expense of $1.3 million, a foreign exchange loss of $1.2 million, and $0.1 million of rental income.  For the first quarter of 2007, non-operating income totaled $0.3 million, and includes interest income of $1.2 million, interest expense of $0.3 million, a foreign exchange loss of $0.7 million, and $0.1 million of income from the rendering of transitional services to SATO.

•
Income tax expense for the first quarter of 2008 includes a $1.1 million decrease in unrecognized tax benefits relating to a previously disclosed favorable conclusion of an Australian tax audit. Also included in income tax expense is a $0.8 million tax benefit related to restructuring and deferred compensation expense.

•	Net earnings for the first quarter of 2008 were $4.8 million, or $0.12 per diluted share, compared to $5.0 million, or $0.12 per diluted share, for the first quarter of 2007.

•
Non-GAAP earnings excluding a deferred compensation expense adjustment and restructuring expense were $6.4 million, or $0.16 per diluted share.  Non-GAAP earnings for the first quarter of 2007 were $5.2 million, or $0.13 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Cash flow used in operations was $6.2 million in the first quarter of 2008 compared to cash flow from operations of $10.1 million in the first quarter of 2007.

•	At March 30, 2008, cash and cash equivalents were $90.9 million, working capital was $285.3 million, and long-term debt was $92.4 million. Capital expenditures in the quarter were $3.8 million.

•
The company repurchased 673 thousand shares of its common stock at an average cost of $25.63, spending a total of $17.3 million. At the end of the period, 1,327 thousand shares are available under the company's current repurchase authorization, which was put into place during the fourth quarter of 2006.

Mr. van der Merwe concluded, “Moving forward, we will continue our work to strengthen our market leadership by effectively managing our business internationally and introducing significant new products that meet the evolving needs of our customers.  With the strength of our core business, the additional market opportunities we now have through our recent acquisitions and our broad international presence, we are well positioned for long-term growth.  While we are preparing our business to manage through any potential slowdown in order activity related to the current economic uncertainty, we continue to see demand for our products and services both domestically and abroad, and expect double-digit revenue growth in 2008, primarily driven by our recent acquisitions.  We are continuing our cost reduction efforts, which we expect will mitigate inflationary pressures and support increased margins.”

Based on an assessment of current market conditions, Checkpoint Systems confirmed guidance for its 2008 full year financial results.  This guidance includes the expected contributions of previously announced acquisitions:

•	Revenues, at current exchange rates, will increase in the low double digits

•	Non-GAAP diluted earnings per share from continuing operations of between $1.65 and $1.75, excluding any restructuring charges

•	An annualized tax rate of approximately 24%

•	Free cash flow (cash flow from operations less capital expenditures) of between $60 million and $70 million, excluding the impact of future restructuring charges.

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, May 7, 2008, at 10:00 AM Eastern Time, to discuss its 2008 first quarter results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs more than 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter
	(13 Weeks) Ended
	March 30,	April 1,
	2008	2007

Net revenues	$209,620	$171,202
Cost of revenues	123,141	100,923
Gross profit	86,479	70,279

Selling, general, and administrative expenses	73,887	59,801
Research and development	5,231	3,988
Restructuring expense	979	325
Operating income	6,382	6,165

Interest income	641	1,182
Interest expense	1,294	331
Other gain (loss), net	(1,164)	(524)
Earnings from operations before income taxes and minority interest	4,565	6,492

Income taxes	(109)	1,587
Minority interest	(124)	(61)
Net Earnings	$4,798	$4,966

Basic Earnings per Share	$.12	$.13

Diluted Earnings per Share	$.12	$.12

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	March 30, 2008 (unaudited)	December 30, 2007
Cash and Cash Equivalents	$ 90,878	$ 118,271
Working Capital	$ 285,292	$ 282,095
Current Assets	$ 485,676	$ 506,910
Total Debt	$ 92,442	$ 95,512
Shareholders’ Equity	$ 612,533	$ 588,328
Total Assets	$1,032,765	$1,031,044

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter
	(13 Weeks) Ended
	March 30,	April 1,
	2008	2007

Reconciliation of GAAP to Non-GAAP Operating Income:

Net revenues	$ 209,620	$ 171,202

GAAP operating income	6,382	6,165

Non-GAAP adjustments:

Restructuring expense	979	325

Deferred compensation expense adjustment	1,381	−

Adjusted Non-GAAP operating income	$ 8,742	$ 6,490

GAAP operating margin	3.0%	3.6%
Adjusted Non-GAAP operating margin	4.2%	3.8%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter
	(13 Weeks) Ended
	March 30,	April 1,
	2008	2007

Reconciliation of GAAP to Non-GAAP Net Earnings:

Net Earnings, as reported	$ 4,798	$ 4,966

Non-GAAP adjustments:

Restructuring expense, net of tax	709	259

Deferred compensation expense adjustment, net of tax	849	−

Adjusted net earnings	$ 6,356	$ 5,225

Reported diluted shares	40,949	40,266

Adjusted diluted shares	40,949	40,266

Reported net earnings per share – diluted	$ .12	$ .12

Adjusted net earnings per share – diluted	$ .16	$ .13

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